Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Aimmune Therapeutics, Inc.:

We consent to the use of our report dated March 15, 2017, with respect to the consolidated balance sheets of Aimmune Therapeutics, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016 incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California
March 15, 2017